WLR&K DRAFT
                                                                 8/8/95

                                                           Exhibit 23.1

                        CONSENT OF INDEPENDENT ACCOUNTANTS



         We consent to the incorporation by reference in this registra-tion statement on Form S-3 (File No. 33-59659) of our report, which includes an explanatory paragraph concerning changes in accounting for income taxes and post-retirement benefits other than pensions in 1992, and accounting for investments in 1994, dated February 3, 1995, except for the penultimate paragraph of
         Note 8 as to which the date is March 1, 1995, on our audits of the consolidated financial statements of Hecla Mining Company and subsidiaries. We also consent to the reference to our firm under the caption "Experts."



                                            /s/ COOPERS & LYBRAND L.L.P.


         Spokane, Washington
         August 9, 1995